Seneca-Cayuga Bancorp, Inc.
Succession Plan Announcement


CONTACT:          Menzo D. Case
                  EVP

                  19 Cayuga Street
                  Seneca Falls, NY  13148
                  315-568-5855




FOR IMMEDIATE RELEASE

September 25, 2007

Seneca-Cayuga  Bancorp,   Inc.  Announces  Leadership   Succession  Plan  Kernan
     Announces Plan to Step Down As President of Seneca-Cayuga Bancorp, Inc. on January 1, 2008 and Chief Executive Officer on July 1, 2008

     SENECA FALLS, NY--September 25, 2007--Seneca-Cayuga Bancorp, Inc. (OTC Bulletin Board: SCAY) The Seneca-Cayuga Bancorp, Inc. (the "Company") and Seneca Falls Savings Bank (the "Bank") Boards of Directors have adopted a management succession plan under which their President, Robert E. Kernan, Jr., will retire from that role as of January 1, 2008. Menzo D. Case, current Executive Vice President and Chief Financial Officer of the Company and the Bank, has been named as Mr. Kernan's replacement. Mr. Kernan will also retire from his role as Chief Executive Officer of the Company and the Bank on July 1, 2008, and Mr. Case will also assume that role at that time. Mr. Kernan will continue in his role as Chairman of the Board for both the Company and the Bank. Mr. Kernan has served as the President and CEO of the Company since its founding in 2000 and, prior to that, as President and CEO of the Company since 1991.

During his tenure, Kernan helped guide the Company's strategy of expansion in its banking, securities/investments, and insurance activities, including the Bank's recently announced plans for its fifth banking branch in Auburn.

"I am especially proud of and have a great deal of confidence in the leadership team that we have developed to carry our Company forward. Mr. Case already enjoys a strong and positive relationship with our officers and will continue to build the Seneca-Cayuga Bancorp, Inc. organization, which will benefit both the communities we serve and our shareholders," said Kernan.

"I am privileged to work within the organization and thank the Board for this opportunity. I look forward to working with my colleagues and the Board on this transition over the next nine months. I believe that our employees will continue to exceed customer expectations and are prepared to take advantage of opportunities ahead," added Mr. Case. Since Mr. Kernan will remain Chairman, Mr. Case says he and other officers have easy access to him as a mentor and adviser even after his retirement.

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Mr. Kernan joined the Bank in October 1988 as its Treasurer. In January 1991, he
was promoted to President and CEO and also assumed the position of Chairman of the Board. Kernan has also been active in community service. He currently serves on the Boards of New York Chiropractic College, Finger Lakes Council BSA, Seneca County Chamber, Seneca County IDA, National Women's Hall of Fame, United Way of Seneca County, Inc. and Catholic Charities of the Finger Lakes. He plans to continue his community involvement after retirement.

Seneca-Cayuga Bancorp, Inc. is the mid-tier holding company of Seneca Falls Savings Bank, a federally chartered savings bank headquartered in Seneca Falls, New York. The Bank has four full service offices located in its market area consisting of Cayuga, Seneca, Wayne and Ontario Counties.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, changes in real estate values, and competition, accounting principles, policies, or guidelines, legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.